Exhibit 99.1

FOR: CYGNE DESIGNS, INC.

Roy E. Green

Chief Financial Officer

212-997-7767

CYGNE DESIGNS, INC.

ANNOUNCES PRELIMINARY DISCUSSIONS TO

ACQUIRE A DEMIN CLOTHING SUPPLY BUSINESS

New York, New York, April 19, 2005-Cygne Designs, Inc. (OTC BB: CYDS.OB) today announced that it is in preliminary discussions to acquire the branded and private label denim clothing supply business of Commerce Clothing Company LLC, a privately-held company principally owned by Hubert Guez. During 2004, Commerce Clothing re-entered the market after being dormant for several years, and is involved in the design, manufacture and sale of denim clothing. Commerce Clothing had unaudited net sales of $17.4 million for the six months ended December 31, 2004 and $13.4 million for the first quarter of 2005, and was profitable in both periods. The preliminary proposed purchase price would be approximately 12 million shares of Cygne common stock and a promissory note in the approximate amount of $40-$50 million. In addition, Cygne would enter into a supply agreement with a company controlled by the seller to manufacture denim products to be sold by Cygne. Mr. Guez would have the right to nominate three designees for election to Cygne’s Board of Directors and may, under certain circumstances, be deemed to be in “control” of Cygne. The discussions are at a preliminary stage and the terms of the acquisition could change materially. In addition, there can be no assurance that the transaction will be consummated.

Cygne Designs, Inc. is a manufacturer of private label women’s career and casual apparel with sales to retailers and wholesalers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. The transaction discussed herein is not yet complete, may never be completed and/or could change materially from its present form. In addition, past performance of Commerce Clothing Company LLC and its branded and private label clothing supply business is no guarantee of future performance, which future performance could be materially affected by known and unknown risks, uncertainties and other factors which are difficult or impossible to predict. Such risks, uncertainties and other factors include, but are not limited to, uncertainty regarding the volume and value of future orders by customers, future expenses and costs, changes in inventory value, continued market acceptance of products, competition, and uncertainties relating to economic conditions in the markets in which the company operates. Additional risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 and the Company’s other filings with the Securities and Exchange Commission.